Exhibit 99.3


Stock Option Exchange Program - Targeted email from Sandy to employees potentially eligible for the Option Exchange Program (based on 3/12/10 stock price)


Communications channel: Email
Audience: Potentially Eligible Employees
Distribution date: Monday, March 29, 2010

Subject: Proposed Stock Option Exchange Program

Many of us have received stock options in the past as a way to motivate and reward us for running our business as if it were our own. Stock options can be a valuable component of a company's compensation portfolio. But as with any securities transation, there is some risk involved. The decline in our stock price over the past few years has resulted in stock options that have become significantly "underwater," meaning the options were granted at a strike price greater than the current trading price of Sprint common stock, undermining our ability to exercise those underwater options. We are pleased to announce a proposal in our proxy statement filed today to address this issue.

If approved by shareholders at the Annual Meeting on May 11, we will have the ability to offer a value-for-value stock option exchange program, as more fully explained in today's i-Connect story [link]. Depending on the stock price at the time of the offer, you may be eligible to participate if the program is offered. I encourage you to read the story and the linked materials to familiarize yourself with this positive news.

Regards,


Sandy Price, Senior Vice President - Human Resources



The option exchange described in this e-mail has not yet commenced. Sprint will file a Tender Offer Statement on Schedule TO with the SEC upon any commencement of an option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available because they will contain important information about the option exchange program.

Sprint shareholders and option holders will be able to obtain the written materials described above and other documents filed by Sprint with the SEC free of charge from the SEC's Web site at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by Sprint with the SEC by directing a written request to: Sprint Nextel Corporation, 6200 Sprint Parkway, Overland Park, KS 66251, Attention: Investor Relations.